Filed pursuant to Rule 433
May 12, 2006
Relating to
Prospectus Supplement dated April 29, 2005
Prospectus dated April 29, 2005
Registration Statement Nos. 333-123535
and 333-13160
Pricing Term Sheet for Medium-Term Notes, Series E

Issuer:	DaimlerChrysler North America Holding Corporation
Guarantor:	DaimlerChrysler AG
Type of Note:	Fixed Rate Note
Principal Amount:	$250,000,000
Issue Price:	99.603%
Original Issue Date (Settlement Date):	May 17, 2006
Stated Maturity:	May 18, 2009
Interest Rate:	5.75%
Interest Payment Dates:	May 18 and November 18, subject to the Business Day convention
Specified Currency:	U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)
Option to Receive Payments in Specified Currency: ☐ Yes ☑ No
     (Applicable only if Specified Currency is other than U.S. Dollars)
Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:	☑ The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
☐ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☐ The Notes may be redeemed prior to maturity.
Initial Redemption Date: n/a
The Redemption Price shall initially be   % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by   % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☑ The Notes cannot be repaid prior to maturity. ☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.
Optional Repayment Date(s): n/a
Repayment Price: n/a
Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☑ No
Payment of additional amounts by Guarantor in respect of taxation: ☑ Yes ☐ No
Discount Notes: ☐ Yes ☑ No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Form:            ☑ Book-Entry Note            ☐ Certificated Note
Agent’s Discount or Commission: 0.25%
Agent’s Capacity:       ☑ Agent    ☐ Principal
Net proceeds to Issuer (if sale to Agent as principal): $

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☐ Barclays Capital Inc.	☐ HSBC Securities (USA) Inc.

	☐ Citigroup Global Markets Inc.	☐ J.P. Morgan Securities Inc.

☐ Deutsche Bank Securities Inc.

	☑ Loop Capital Markets, LLC	☑ The Williams Capital Group, L.P.

	☑ Blaylock & Company, Inc.	☑ Guzman & Company

	☑ Muriel Siebert & Co., Inc.	☑ SBK — Brooks Investment Corp.

	☑ Toussaint Capital Partners, LLC	☑ Utendahl Capital Partners, L.P.
Additional Terms: The provisions set forth under “Description of Debt Securities and Guarantees—Discharge, Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.
The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer and the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-888-294-8898.

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